Exhibit 99.2

Verso Corporation Announces Appointment of
Michael A. Weinhold as President

MIAMISBURG, Ohio – November 14, 2019 – Verso Corporation (NYSE: VRS) today announced that Michael A. Weinhold has been named President of the company, reporting to Chief Executive Officer Adam St. John, effective immediately. Mr. Weinhold has been with Verso since 2006 and has held multiple senior leadership roles in sales, marketing and product development. Most recently he served as Verso’s President of Graphic and Specialty Papers. Prior to joining Verso, Mr. Weinhold held management positions at International Paper, a global producer of fiber-based packaging, pulp and paper.

Alan Carr, Co-Chairman of the Board, stated, “In appointing Mr. Weinhold to President, the Board recognizes his proven leadership and nearly three decades of paper industry experience, and looks forward to his ongoing contributions as we continue to pursue our strategic process.”

“We firmly believe that Mr. Weinhold’s leadership and business track record, coupled with his strong relationship with Verso CEO Adam St. John, will deliver significant benefits for our company, our customers and our stockholders,” said Co-Chairman of the Board Gene Davis.

CEO St. John said, “I am extremely pleased to have Mike move into this role to assist me as we continue our efforts to create long-term value for our stockholders and other stakeholders.”

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

Investor contact:

(937) 528-3220

investor.relations@versoco.com